Exhibit 99.3

Cell Therapeutics, Inc.

Making cancer more treatable

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.272.4010

Cell Therapeutics, Inc. Completes Registered Offering of $33.2

Million in Convertible Senior Notes

Apr. 27, 2006 Seattle—Cell Therapeutics, Inc. (CTI) (NASDAQ and MTAX: CTIC) today announced that it had completed the previously announced sale of approximately $33.2 million aggregate principal amount of its 7.5% convertible senior notes (the “Notes”) due 2011 in a registered offering. CRT Capital Group, LLC acted as book-running manager of the offering. Information about the offering is available in the prospectus supplement and the accompanying prospectus for the offering filed with the Securities and Exchange Commission. Copies of the prospectus supplement can be obtained from CRT Capital Group, LLC at 262 Harbor Drive, Stamford, CT 06902, 203-569-6800.

This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results. The risks and uncertainties include the risk factors listed or described from time to time in the Company’s filings with the Securities and Exchange Commission including, without limitation, the Company’s most recent filings on Forms 10-K and 8-K. CTI is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

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Investors Contact:

Cell Therapeutics, Inc.

Leah Grant

T: 206.282.7100

F: 206.272.4434

E: invest@ctiseattle.com

www.cticseattle.com/investors.htm

Media Contact:

Cell Therapeutics, Inc.

Susan Callahan

T: 206.272.4472

F: 206.272.4434

E: media@ctiseattle.com

www.cticseattle.com/media.htm